	CONTACT:	BOB READY OR
FOR IMMEDIATE RELEASE		RON STOWELL
DATE: OCTOBER 26, 2006		(513) 793-3200

LSI INDUSTRIES INC. RELEASES RECORD OPERATING RESULTS
FOR THE FIRST QUARTER ENDED SEPTEMBER 30, 2006, PROVIDES
FISCAL 2007 GUIDANCE, AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Cincinnati, OH; October 26, 2006 - LSI Industries Inc. (Nasdaq:LYTS)today:

•	reported record first quarter net sales of $86,667,000, an increase of 22% over the same period of the prior fiscal year;

•	reported record first quarter net income of $5,495,000, an increase of 50% over the same period of the prior fiscal year;

•	reported first quarter diluted per share earnings of $0.25, an increase of 39% over the same period of the prior fiscal year;

•	provided fiscal 2007 guidance of sales in the range of $330 million to $345 million, and per share diluted earnings in the range of $0.94 to $1.03; and

•
declared a regular cash dividend of $0.13 per share (indicated annual rate of $0.52 per share), an 8% increase over the regular quarterly rate of the prior fiscal year and the fourteenth increase since 1989.

Financial Highlights
(In thousands, except per
share data; unaudited)
	Three Months Ended September 30
	2006	2005	% Change

Net Sales	$86,667	$70,900	22.2%

Operating Income	$8,769	$5,737	52.8%

Net Income	$5,495	$3,669	49.8%

Earnings Per Share (diluted)	$0.25	$0.18	38.9%

	9/30/06	6/30/06
Working Capital	$83,631	$66,787
Total Assets	$238,400	$224,401
Total Debt	$26,409	$16,593
Shareholders’ Equity	$167,924	$164,985

LSI Industries Inc. Fiscal 2007 First Quarter Results
October 26, 2006

First Quarter 2007 Results

Net sales in the first quarter of fiscal 2007 were $86,667,000, an increase of 22% over last year’s first quarter net sales of $70,900,000. Fiscal 2007 first quarter net income of $5,495,000 ($0.25 per share) increased 50% from the $3,669,000 ($0.18 per share) reported last year in the same period. Lighting Segment net sales increased 5% to $51.8 million, and Graphics Segment net sales increased 37% to $29.4 million. Net sales of the Technology Segment, created as the result of the June 2006 acquisition of SACO Technologies, Inc., a leading developer and producer of solid state LED products, were $5.4 million in the first quarter of fiscal 2007. Net sales to the petroleum / convenience store market, a major market for the Company, represented 21% and 25% of total net sales in the first quarter of fiscal years 2007 and 2006, respectively. Fiscal 2006 first quarter results include a $573,000 non-cash expense related to variable accounting treatment of the Company’s deferred compensation plan. There was no similar charge in the first quarter of fiscal 2007. Earnings per share represent diluted earnings per share.

Company Comments

Bob Ready, President and Chief Executive Officer, commented "First quarter operating results were in line with expectations and represented record levels of sales and net income. Each of the Company’s operating segments (Lighting, Graphics, and Technology) is performing well with a continued strong business outlook. Business is strong in all of our principal markets, including petroleum/convenience stores, automotive dealerships, quick service restaurants, retail national accounts, and the general commercial and industrial lighting market. From a guidance viewpoint, we continue to expect all-time record sales and earnings for fiscal 2007 with no reason to believe that fiscal 2008 won’t continue to set additional records. Based on first quarter actual results and the outlook for the balance of the current fiscal year, we expect sales between $330 million and $345 million and per share diluted earnings between $0.94 and $1.03 for fiscal 2007."

Mr. Ready went on to say, "Business is strong, the integration of Saco Technologies has gone smoothly, our operating and growth strategies are working well, our financial position is solid, and we are well positioned to execute at record setting levels. In addition, we will continue our careful on-going search for select acquisitions capable of further enhancing our lighting, graphics, and technology capabilities. With a conservatively capitalized balance sheet and strong cash flow we believe we can comfortably fund capital expenditures, pursue attractive acquisition opportunities, and distribute higher indicated cash dividends to our shareholders."

Commenting on LSI’s technology strategy, Mr. Ready said, "To introduce new advanced products and utilize state-of-the-art technologies has been an important strategy of LSI. The Company continually employs advanced engineering and development in all of its product lines with regard to photometrics, energy conservation, installation, maintenance and durability, and efficient manufacturing processes. LSI’s Scottsdale® and Encore® product lines are good examples of this philosophy of continual product improvement. New product lines are also introduced for specific markets or applications such as the Lightron LiniArc line, a linear fluorescent series of indirect and direct/indirect lighting fixtures launched in April 2006. Importantly, LSI has quietly been investigating and working in the area of solid-state LED lighting for the past several years. After carefully assessing the market and relevant players, LSI successfully completed the acquisition of SACO Technologies in June of 2006. LSI Saco’s solid-state LED products and capabilities mean substantial new opportunities for LSI to drive growth in both its lighting and graphics units. As a light source, LEDs are highly energy efficient, long lasting, and produce less heat as compared to conventional light sources. Solid-state white lighting is rapidly becoming more attractive as

LSI Industries Inc. Fiscal 2007 First Quarter Results
October 26, 2006

a substitute for incandescent, metal halide and fluorescent lighting as costs decline and performance increases. Clearly, solid-state lighting is becoming increasingly important as it becomes more and more cost effective for an ever widening breadth of lighting applications. SACO’s seventeen years of industry experience, well-established position and extensive capabilities in solid-state LED lighting are being coupled with LSI’s leading position in commercial lighting and graphics. This will allow the architectural, industrial, multi-media, entertainment and theatrical, digital signage, outdoor billboard, transportation, municipal, commercial lighting and graphics markets to be addressed in an efficient manner. By acquiring SACO, we have now substantially enhanced the technology part of our vision and created a very powerful growth platform that combines the emerging importance of solid-state LED sources with LSI Saco’s technology expertise and LSI’s position in the lighting and graphics markets."

Mr. Ready concluded, "I look forward to reporting future operating results as the fiscal year unfolds. LSI will hold an investor conference call at 3:00 p.m. Eastern time today. Interested parties can access this presentation by calling 800-270-2092."

Balance Sheet

The balance sheet at September 30, 2006 included current assets of $125.2 million, current liabilities of $41.6 million and working capital of $83.6 million. The current ratio was 3.01 to 1. The Company has shareholders’ equity of $167.9 million and $26.4 million of long-term debt. The Company has borrowing capacity on its commercial bank facility as of September 30, 2006 of $23.6 million. With continued strong cash flow, a sound and conservatively capitalized balance sheet, and a $50 million credit facility, LSI Industries’ financial condition is sound and capable of supporting the Company’s planned growth, including acquisitions.

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.13 per share payable November 14, 2006 to shareholders of record as of November 7, 2006. This new indicated annual rate of $0.52 per share represents an 8% increase over the fiscal 2006 annual rate of $0.48 per share. LSI Industries has paid regular cash dividends since 1989 and has increased its regular indicated cash dividend rate fourteen times during the period.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “projects,” “plans,” “expects,” “intends,” “believes,” “seeks,” “may,” “will,” “should” or the negative versions of those words and similar expressions, and by the context in which they are used. Such statements are based upon current expectations of the Company and speak only as of the date made. Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties. These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, reliance on key customers, financial difficulties experienced by

LSI Industries Inc. Fiscal 2007 First Quarter Results
October 26, 2006

customers, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs, unexpected difficulties in integrating acquired businesses, and the ability to retain key employees of acquired businesses. The Company has no obligation to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

LSI Industries is an Image Solutions company, combining integrated design, manufacturing, and technology to supply its own high quality lighting fixtures and graphics elements for applications in the retail, specialty niche, and commercial markets. The Company’s Lighting Segment produces high performance products dedicated to the outdoor, architectural outdoor, indoor, architectural indoor and accent/downlight markets. The Graphics Segment provides a vast array of products and services including signage, menu board systems, active digital signage, decorative fixturing, design support, engineering and project management for custom programs for today’s retail environment. The Company’s Technology Segment develops and designs high performance light engines, digital signage and other products using LED lighting technology, including large format LED video screens for the entertainment and sports markets. LSI’s major markets are the petroleum / convenience store, multi-site retail (including automobile dealerships, restaurants and national retail accounts) and the commercial / industrial lighting markets. LSI employs approximately 1,900 people in fifteen facilities located in Ohio, California, New York, North Carolina, Kansas, Kentucky, Rhode Island, Tennessee, Texas and Montreal, Canada. The Company’s common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

For further information, contact either Bob Ready, Chief Executive Officer and President, or Ron Stowell, Vice President, Chief Financial Officer, and Treasurer at (513) 793-3200.

Additional note: Today’s news release, along with past releases from LSI Industries, is available on the Company’s internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Fiscal 2007 First Quarter Results
October 26, 2006

Condensed Income Statements
(in thousands, except per
share data; unaudited)
	Three Months Ended September 30
	2006	2005
Net sales	$86,667	$70,900
Cost of products sold	63,545	52,188
Gross profit	23,122	18,712

Selling and administrative expenses	14,353	12,975

Operating income	8,769	5,737

Interest (income) expense, net	271	(86)

Income before income taxes	8,498	5,823

Income tax expense	3,003	2,154

Net income	$5,495	$3,669

Earnings per common share

Basic	$0.25	$0.18
Diluted	$0.25	$0.18

Weighted average common shares outstanding

Basic	21,651	19,905
Diluted	21,878	20,344

Condensed Balance Sheets
(in thousands, unaudited)
	September 30, 2006	June 30, 2006
Current Assets	$125,239	$107,088
Property, Plant and Equipment, net	48,742	52,363
Other Assets	64,419	64,950
	$238,400	$224,401

Current Liabilities	$41,608	$40,301
Other Long-Term Liabilities	28,868	19,115
Shareholders’ Equity	167,924	164,985
	$238,400	$224,401